Exhibit 99.1

The Wilber Corporation Announces 107th Consecutive Quarterly Dividend and Dividend Reinvestment and Direct Stock Purchase Plan

FOR IMMEDIATE RELEASE

DATE:	October 30, 2009
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York, July 31, 2009 – The Board of Directors of The Wilber Corporation (“Company”), parent Company of Wilber National Bank (“Bank”) declared a quarterly dividend of $0.06 per share at its October 30, 2009 meeting.  The dividend will be paid on November 27, 2009 to shareholders of record on November 12, 2009.  This marks the Company’s 107th consecutive quarterly cash dividend.

In related news, on October 9, 2009, the Company filed an amended and restated registration statement with the Securities and Exchange Commission in connection with its Dividend Reinvestment and Direct Stock Purchase Plan.  Mr. Douglas C. Gulotty, the Company’s President and CEO commented, “We are excited to enhance our Dividend Reinvestment and Direct Stock Purchase Plan.”  The Amended and Restated Plan provides current registered shareholders, as well as prospective shareholders an opportunity to purchase shares directly from the Company at a 5% discount to the market price through December 31, 2009.  In addition, the Amended and Restated Plan raised the maximum investment in the Plan from $200,000 per calendar year to $300,000 per calendar year.  Mr. Gulotty, added, “We believe this Plan provides a good opportunity for existing and new investors to acquire shares in a long standing and profitable company with a regional focus and predominantly regional shareholder base.”  A prospectus and enrollment form for the Plan can be obtained from the Company’s Agent, Registrar and Transfer Company:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
Attention:  Transfer Agent
Telephone:  (800) 368-5948
Email:  info@rtco.com
Internet website:  www.rtco.com

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, and through its Bank subsidiary serves the financial needs of the communities of central and upstate New York. The Wilber Corporation’s common stock trades under the symbol “GIW” on the NYSE Amex (formerly the American Stock Exchange) and recently joined the broad-market Russell 3000® Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes on June 26, 2009. Membership in the Russell 3000 means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 23 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Onondaga, Saratoga, and Broome Counties and a loan production office in Otsego County. The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities. The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending. The Bank’s residential mortgage division, Provantage Home Loans, is a HUD endorsed lender that provides a wide variety of residential mortgage products, including government FHA loans that fit the needs of most consumers. The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division. It also offers stocks, bonds and mutual funds through the third party broker-dealer firm INVeST®. The Bank currently has 274 full time equivalent employees. Additional information about Wilber National Bank can be found at its website: www.wilberbank.com.

NOTE:  This release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

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